Exhibit 10.1

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 6, 2015 (the “Effective Date”) by and between PROS, Inc., a Delaware corporation (the “Company”), PROS Holdings, Inc., a Delaware corporation (“PROS Holdings”), and Charles Murphy (the “Employee”), and amends and restates in its entirety that certain Second Amended and Restated Employment Agreement dated as of April 8, 2014, that Amended and Restated Employment Agreement dated as of May 2, 2013, that amended and restated that Employment Agreement dated as of September 30, 2005 between the Employee and the Company, as successor-in-interest to PROS Revenue Management, L.P., as amended on April 2, 2007 and as further amended on March 24, 2009. The Company and the Employee are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”
RECITALS
WHEREAS, the Employee and the Company desire to enter into an employment agreement that amends and restates the Employee’s existing employment agreement and contains the material terms and conditions set forth herein;
WHEREAS, Parties previously provided for a transition plan whereby Employee would transition to part-time employment effective January 31, 2015 and terminate employment as of January 31, 2016;
WHEREAS, the Compensation Committee has elected to extend the Transition Period (as defined in the Second Amended and Restated Employment Agreement) whereby Employee will transition to part-time employment effective March 31, 2015 and shall terminate employment as of March 31, 2016, in exchange for such additional compensation and benefits as described herein; and
WHEREAS, the Parties intend that this Agreement memorialize all of the rights, duties and obligations of the Parties with respect to the employment of Employee with the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:
1.Position and Duties. Employee shall be employed by the Company as Executive Vice President and Chief Financial Officer (“CFO”) and will have such corresponding duties and responsibilities as are intrinsic to Employee’s position and such other duties and responsibilities on behalf of the Company and its affiliates as may reasonably be designated from time to time by the Employee’s supervisor. In addition, and without further compensation, the Employee shall serve as a director and/or officer of one or more of the Company’s affiliates if so elected or appointed from time to time. Employee agrees to devote Employee’s full time, energy and skill to Employee’s responsibilities and duties to the Company and its affiliates. Employee agrees to resign as a director and/or officer of the Company and any of its affiliates immediately upon the termination of Employee’s employment for any reason.

2.Transition Position/Duties. Effective at the Company’s sole election (“Transition Date”) and continuing until March 31, 2016 (the “Transition Period”), Employee shall transition his duties and position. Employee shall retain the title of Executive Vice President, but shall no longer have the position or duties of CFO. Employee will be relieved of all regular daily job duties at that time and will not be required to come into the office. Employee’s duties shall be limited to making himself available by telephone for unlimited questions directed to him from PROS Holdings’ Chief Executive Officer, the new CFO, the Chief Operating Officer, the General Counsel and any member of PROS Holdings’ Board of Directors. As of the Transition Date, Employee shall be removed as a Section 16 officer and as a corporate officer of PROS Holdings and all PROS Holdings’ subsidiaries. As of June 30, 2015, or earlier at PROS Holdings’ sole election, Employee shall no longer be designated as an “Insider Employee” as that term is defined in the Company’s Insider Trading Policy.

3.Term of Agreement. The term of this Agreement (the “Term”) shall be through March 31, 2016 at which time Employee’s employment with Company and this Agreement shall terminate, unless it is earlier terminated as set forth in paragraph 5 below. The Company’s Compensation Committee may in its sole discretion extend the Term of the Agreement in writing.

4.Compensation. Employee shall be compensated by the Company for the performance of Employee’s duties and obligations hereunder as follows:

(a)Salary. Employee shall be paid a salary of $30,000.00 per month ($360,000 annually), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures (the “Salary”). Effective as of the later of (i) April 1, 2015 and (ii) the Transition Date; and continuing through the end of the Transition Period, Employee’s Salary will be reduced to $8,333.33 per month ($100,000 annually), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.

(b)Bonus. For fiscal year 2014, Employee shall be entitled to participate in the Company’s employee bonus plans as authorized by the Board of Directors of PROS Holdings (the “Board”), or the Compensation Committee thereof (the “Compensation Committee”), from time to time (any bonus amounts payable pursuant to such plans being a “Bonus”). Any Bonus shall be less statutory and other authorized deductions and withholdings and payable in accordance with the terms of the bonus plan. Pursuant to the Company’s Corporate Governance Guidelines, the Board will consider and make a decision in its sole discretion to recoup, under applicable law, any Bonus awarded to the Employee, if Employee’s fraud or intentional misconduct significantly contributed to a restatement of financial results that led to the awarding of Employee’s Bonus(es). To the extent Employee remains employed with the Company through January 31, 2015, Employee’s target bonus amount for the fiscal year 2014 Bonus shall be 100% of Employee’s 2014 target bonus (“Bonus Target”). To the extent Employee remains employed with the Company through March 31, 2015, Employee shall be entitled to receive a Bonus of $75,000. Employee will not be eligible for any additional Bonus for fiscal year 2015 or 2016 unless the Compensation Committee in its sole discretion extends the Transition Date beyond March 31, 2015 or March 2016, respectively.

(c)Benefits. Employee shall be eligible, on the same basis as other employees of the Company, to participate in and to receive the benefits of the Company’s employee benefit plans and vacation, holiday and business expense reimbursement policies, each as in effect from time to time. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. Effective as of when Employee becomes a part-time employee, Employee will no longer eligible for full-time group health care coverage. The Company agrees to reimburse Employee for the premiums required to continue Employee’s group health care coverage through the end of the Transition Period, so long as Employee remains employed by the Company (“COBRA Payment Period”), under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA. Employee will only receive this COBRA reimbursement if Employee signs, delivers to Company, and does not revoke, a general release and waiver in a form acceptable to the Company (the general form of which is attached hereto as Exhibit A). The reimbursement payments shall not begin until on or after the general release described above has become effective, and shall be subject to all applicable withholdings and taxes. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, Company, in its sole discretion, may elect to instead pay Employee on the first day of each month, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA Payment Period. Employee may, but is not obligated to, use such payments toward the cost of COBRA premiums.

5.Termination. Company and Employee may terminate Employee’s employment prior to the expiration of the Term, pursuant to the provisions set forth below. Upon the termination (voluntarily or otherwise) of Employee’s employment with the Company, neither Party shall have any continuing obligations or liabilities with respect to compensation, benefits, or severance except as set forth in this Section 5.

(a)Voluntary Termination; Termination for Cause. Upon the expiration of this Agreement on March 31, 2016 or if Employee’s employment is voluntarily terminated by Employee other than for Good Reason (a “Voluntary Termination”) or is terminated by the Company for Cause (as defined below) during the Term, Employee shall be entitled to no compensation or benefits from the Company other than accrued and unpaid compensation and benefits through the date of termination (“Termination Date”). For purposes of this Section 5, a termination of Employee’s employment as a result of Employee’s death or Disability (as defined below) shall constitute a Voluntary Termination. In the case of Employee’s allegation of Good Reason, (A) Employee shall provide written notice to Company of the event alleged to constitute Good Reason within 60 days of the occurrence of such event, and (B) Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation. In order to resign for Good Reason, Employee must effectuate such resignation within 60 days after notifying Company of the event alleged to constitute Good Reason, provided Company has not cured such condition within 30 days from receipt of the notification.

(b)Termination Without Cause or for Good Reason. In the event Employee’s employment is terminated before March 31, 2016, by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to accrued and unpaid compensation through the Termination Date. In addition, provided Employee signs, delivers to Company, and does not revoke, within thirty (30) days following the Termination Date, a general release and waiver in a form acceptable to the Company (the general form of which is attached hereto as Exhibit A) (the “Severance Conditions”), Employee shall receive the following severance package:

(i)severance equivalent to one hundred percent (100%) of the Employee’s then current annual Salary, less applicable withholding and deductions, paid in equal installments over a twelve (12) month period on Company’s regular paydays, with the first such installment payment made on the first payday following the 30th day after Employee’s Termination Date; and

(ii)to the extent Employee participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to Employee’s Termination Date, the Company shall pay to Employee in a lump sum a fully taxable cash payment in an amount equal to twelve (12) times the monthly premium cost to Employee of continued coverage for Employee that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding, payable on the first payday following the 30th day after Employee’s Termination Date. Employee may, but is not obligated to, use such payment toward the cost of continuation coverage premiums; and

(iii)(A) any unpaid Bonus (including full discretionary components thereof) relating to completed bonus periods preceding the Termination Date (for example, (i) if Employee’s employment is terminated in January, prior to the payment of bonuses related to the preceding fiscal year, Employee shall be entitled to the payment of the Bonus related to such preceding year and (ii) if Employee’s employment is terminated in July, prior to the payment of bonuses related to the preceding fiscal quarters, Employee shall be entitled to the payment of the Bonus related to such preceding quarters), if any (the “Unpaid Bonus”), and (B) the Bonus within the Applicable Bonus Plan that Employee would have received at one hundred percent (100%) of performance targets (including full discretionary components thereof) as if the Employee had continued working for the Company throughout the twelve (12) month period following the Termination Date (the “Forward Bonus”). The Unpaid Bonus shall be payable on the first payday following the 30th day after Employee’s Termination Date, and the Forward Bonus shall be payable in equal installments over a twelve (12) month period on Company’s regular paydays, with the first such installment payment made on the first payday following the 30th day after Employee’s Termination Date; and

(iv)the acceleration of vesting all equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Employee by PROS Holdings with respect to such shares that would have vested following the Termination Date.

(c)Termination without Cause or for Good Reason within the Six Month Period Before or Anytime Following a Change of Control. In the event Employee’s employment is terminated by the Company or its successor without Cause or by Employee for Good Reason, Employee shall be entitled to accrued and unpaid compensation through the Termination Date. In addition, provided that such termination of the Employee’s employment occurs during the Term and within six (6) months prior to, or anytime following, a Change of Control, and provided that the Severance Conditions are met, then in lieu of the severance package available under Section 5(b), the Employee shall receive the following severance package:

(i)a lump sum severance payment equivalent to one hundred fifty percent (150%) of the Employee’s then current annual Salary, less applicable withholding and deductions, payable on the first payday following the 30th day after Employee’s Termination Date; and

(ii)to the extent Employee participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to Employee’s Termination Date, the Company shall pay to Employee in a lump sum a fully taxable cash payment in an amount equal to eighteen (18) times the monthly premium cost to Employee of continued coverage for Employee that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding, payable on the first payday following the 30th day after Employee’s Termination Date. Employee may, but is not obligated to, use such payment toward the cost of continuation coverage premiums; and

(iii)(A) any unpaid Bonus (including full discretionary components thereof) relating to completed bonus periods preceding the Termination Date (for example, (i) if Employee’s employment is terminated in January, prior to the payment of bonuses related to the preceding fiscal year, Employee shall be entitled to the payment of the Bonus related to such preceding year and (ii) if Employee’s employment is terminated in July, prior to the payment of bonuses related to the preceding fiscal quarters, Employee shall be entitled to the payment of the Bonus related to such preceding quarters), if any(the “CIC Unpaid Bonus”), and (B) the Bonus within the Applicable Bonus Plan that Employee would have received at one hundred percent (100%) of performance targets (including full discretionary components thereof) as if the Employee had continued working for the Company throughout the eighteen (18) month period following the Termination Date (the “CIC Forward Bonus”). The CIC Unpaid Bonus and CIC Forward Bonus shall be payable on the first payday following the 30th day after Employee’s Termination Date; and

(iv)the acceleration of vesting all equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Employee by PROS Holdings with respect to such shares that would have vested following the Termination Date. For the sake of clarity, any equity award with a performance-based component, which is accelerated pursuant to this Section 5(c)(iv) as a result of a termination occurring during either the (a) six month period before a Change of Control or (b) anytime following a Change of Control, such acceleration shall be treated as occurring (x) in anticipation of a Change of Control (as defined in the equity award agreement governing such performance-based award) or (y) following a Change of Control, respectively, and otherwise in accordance with the terms and conditions of the equity award agreement governing such performance- based award.

(d)Acceleration of Equity Awards Following a Change of Control. Notwithstanding the foregoing, in event of a Change of Control during the term of Employee’s employment with the Company, regardless of whether the Employee’s employment is terminated or not, Employee shall be entitled to the acceleration of vesting all equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Employee by PROS Holdings.

(e)Acceleration of Equity Awards Upon Death or Disability. Notwithstanding the foregoing, including without limitation Section 5(a), in event of Employee’s Death or Disability, Employee’s employment shall terminate and Employee or Employee’s estate, as applicable, shall be entitled to the acceleration of vesting all equity awards which but for Employee’s Death or Disability would have otherwise have vested by March 31, 2016 (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Employee by PROS Holdings (“Acceleration Benefit”), provided that in the event of Employee’s Disability, Employee signs, delivers to Company, and does not revoke, within thirty (30) days following the Termination Date, a general release and waiver in a form acceptable to the Company (the general form of which is attached hereto as Exhibit A).

(f)Definitions.

(i)“Applicable Bonus Plan” shall be the Company’s bonus plan then in effect if such plan contemplates the Employee or, if no bonus plan is then in effect that contemplates the Employee, the bonus plan for the immediately preceding bonus period.

(ii)“Cause” shall mean (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company by the Employee, which use or disclosure causes material harm to the Company; (b) conviction of or a plea of “guilty” or “no contest” to a felony, or any other crime involving dishonesty or moral turpitude under the laws of the United States; (c) any intentional wrongdoing by Employee, whether by omission or commission, which adversely affects the business or affairs of the Company (or any parent or subsidiary); (d) continued failure to perform assigned duties (other than by reason of Disability) or comply with any Company policy after receiving written notification and following a reasonable cure period; (e) any material breach by the Employee of this Agreement or any other agreement between the Employee and the Company or any of its affiliates after receiving written notification and following a reasonable cure period, if such breach is curable; (f) any failure to cooperate in good faith with the Company in any governmental investigation or formal proceeding, if the Company has requested the Employee’s cooperation.

(iii)“Change of Control” shall mean any transaction including, without limitation, a merger, consolidation, sale of stock or sale of assets, but excluding any assignment as security for indebtedness, after which (a) any Person(s) other than the current stockholders shall own in excess of fifty percent (50%) of the voting stock of PROS Holdings (or the Person into which PROS Holdings shall have been merged or consolidated), have acquired all or substantially all of the consolidated assets of the Company or PROS Holdings; or (b) the persons entitled to elect a majority of the members of Board immediately before the transaction are not entitled to elect a majority of the members of the Board of the surviving entity following the transaction; provided that, in each case, the Change of Control is also a “change in control event” as defined in Section 409A. For purposes of this definition, “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by PROS Holdings and by entities controlled by PROS Holdings.

(iv)“Disability” shall mean the good-faith determination by the Board after consultation with medical personnel that the Employee has ceased to be able to materially perform Employee’s duties and obligations, with or without reasonable accommodation, due to a mental or physical illness or incapacity that is reasonably expected to materially prevent Employee from performing Employee’s duties and obligations for a period of not less than ninety (90) days for any period of three hundred and sixty-five (365) consecutive calendar days.

(v)“Good Reason” shall mean, without the express written consent of Employee, the occurrence of any one or more of the following:

(A)a material diminution in Employee’s authority, duties or responsibilities or the assignment of duties to Employee that are not materially commensurate with Employee’s position with Company, other than where Employee is asked to assume substantially similar duties and responsibilities in a larger entity after any Change of Control;

(B)a material reduction by the Company of the Employee’s Salary other than a reduction which is part of a general reduction affecting all employees;

(C)the relocation of the principal place of the Employee’s service to a location that is more than twenty-five (25) miles from the Employee’s principal place of service as of the Effective Date;

(D)any failure by the Company to continue to provide Employee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee holding a comparable position with the company, in any material benefit or compensation plans and programs, which results in a material detriment to Employee;

(E)any material breach by the Company of any provision of this Agreement; or

(F)any failure by any successor corporation to assume the Company’s obligations under this Agreement;

(G)provided, however, the reduction in Employee’s Salary, benefits and/or duties and responsibilities related to Employee’s employment during the Transition Period and described herein shall not be considered Good Reason.

6.Confidential Information. Employee acknowledges and agrees that the Company considers to be confidential the information and data obtained by him while employed by the Company concerning the actual or anticipated business or affairs of the Company, its subsidiaries or affiliates (collectively, “Confidential Information”) and that such Confidential Information is the property of the Company and/or the respective subsidiary or affiliate. Therefore, Employee agrees that Employee shall not disclose to any unauthorized person or use for Employee’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public or persons knowledgeable in the Company’s industry other than as a result of Employee’s acts or omissions which constitute a breach hereof. Employee shall deliver to the Company at the termination (whether voluntary or otherwise) of Employee’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business or business anticipated to be conducted by the Company within one year of termination, its subsidiaries or affiliates (including, without limitation, trade secrets, business or marketing plans, reports, projections, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, memoranda, credit cards, telephone charge cards, manuals, building keys and passes, cell phones, computers, names and addresses of the Company’s or its subsidiaries’ or affiliates’ customers and potential customers, customer lists, customer contracts, sales information and any and all other similar information or property) which Employee may then possess or have under Employee’s control. Employee further agrees that in the event Employee discovers any other materials of the Company, its subsidiaries or affiliates in Employee’s possession or control after the Termination Date, Employee will immediately return such property to the Company.

7.Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which (i) relate to the Company’s or its subsidiaries’ actual or anticipated business, research and development or existing or future products or services or (ii) result from any work performed by Employee for the Company or its subsidiaries, and which are conceived, developed or made by the Employee during the Noncompete Period (“Work Product”) belong to the Company or such subsidiary; provided, however, that this Section 7 does not apply to any invention for which no equipment, supplies, materials, facilities, trade secrets, or other proprietary information of the Company or its subsidiaries was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to the actual or anticipated business of the Company or its subsidiaries or to the Company’s or any of its subsidiaries’ actual or anticipated research or development, or existing or future products or services or (ii) the invention results from any work performed by Employee for the Company or its subsidiaries. Employee shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after the employment period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The Parties acknowledge and agree that Work Product is subject to this Section 7 and is Confidential Information unless and to the extent that such Work Product (i) becomes generally known to and available for use by the public or persons knowledgeable in the Company’s industry other than as a result of Employee’s acts or omissions which constitute a breach of this Agreement or (ii) the Employee discloses such Work Product to the Board and the Board by vote or written consent waives its rights under this Agreement with respect thereto.

8.Non-Compete, Non-Solicitation.

(a)In further consideration of the confidential, proprietary information Company shall provide to Employee during Employee’s employment, which Employee promises not to disclose, as well as the compensation to be paid to Employee hereunder, including the severance payments, if any, Employee agrees to the restrictions set forth in this paragraph. Employee acknowledges that Employee’s services shall be of special, unique, and extraordinary value to the Company. Therefore, Employee agrees that, during Employee’s employment and for one (1) year following the termination of Employee’s employment with the Company for any reason (collectively, the “Noncompete Period”), Employee shall not, directly or indirectly, own any interest in, manage, control, or in any manner engage in any business competing with the actual businesses of the Company as of the Termination Date (“Competitor”), within any geographical area in which the Company engages in such businesses (“Restricted Territory”). Employee further agrees that during the Noncompete Period, Employee will not perform the same or similar services for a Competitor in the Restricted Territory. Nothing herein shall prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding capital stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

(b)During the Noncompete Period, Employee shall not directly himself or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company, its subsidiaries or affiliates to leave the employ thereof, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee or contractor of the Company or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, contractor or other business relation of the Company, for whom Employee had material contact (a “Company Material Contact” ) to cease its relationship with Company, or in any way interfere with the relationship between any such Company Material Contact and the Company (including, without limitation, making any negative statements or communications about the Company, its subsidiaries, or affiliates).

(c)If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

(d)Employee acknowledges and agrees that the restrictions contained in this Section 8 are enforceable and reasonable. Accordingly, should Employee assert in any context that the restrictions contained in this Section 8 are unenforceable or unreasonable, Employee agrees that as of the date of such assertion the Company shall have no further obligation to provide him with the severance packages described in Section 5 above.

9.Non-Disparagement. Each of the Parties represents and agrees that such Party will not, directly or indirectly, engage during the Noncompete Period in any defamatory, disparaging or critical communication with any other person or entity concerning the business, operations, services, marketing strategies, pricing policies, management, business practices, officers, directors, employees, attorneys, representatives, affiliates, agents affairs and/or financial condition of the other Party, its subsidiaries or affiliates.

10.Injunctive Relief and Additional Remedy. Employee acknowledges and agrees that any breach or threatened breach by Employee of any of the provisions of Sections 6, 7, 8, or 9 would result in irreparable injury and damage to the Company and/or its subsidiaries and affiliates for which the Company and/or its subsidiaries and affiliates would have no adequate remedy at law. The Employee therefore also acknowledges and agrees that in the event of such breach or threatened breach the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). The terms of this Section 10 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach thereof including, without limitation, the recovery of damages from Employee. In addition, in the event of an alleged breach or violation by Employee of any of the provisions of Sections 6, 7, 8, or 9, the Noncompete Period shall be tolled with respect to such provision until such breach or violation has been duly cured.

11.Waiver of Jury Trial. Employee and the Company knowingly and conclusively waive all rights to trial by jury, in any action or proceeding relating any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to this Agreement, the obligations of the Parties hereunder, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement, or Employee’s employment relationship with the Company or the termination thereof (in each case, a “Dispute”). The Parties shall attempt in good faith to settle any Dispute by mutual discussions within fifteen (15)

days after the date that one Party gives notice to the other Parties of such a Dispute. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL ON ALL MATTERS.

12.Section 409A Compliance.

(a)The Parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder (“Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. Any amount payable pursuant to this Agreement due to a termination of employment which constitutes a “deferral of compensation” within the meaning of Section 409A shall not be paid unless and until such termination constitutes a “separation from service” within the meaning of Section 409A. Further, to the extent an amount payable under this Agreement is intended to be exempt from Section 409A, and such exemption is conditioned upon the payment being made upon a “separation from service,” then such payment shall not be paid unless and until Employee has incurred a “separation from service.” If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the Parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

(b)Notwithstanding any provision in this Agreement to the contrary, in the event Employee is a “specified employee” as defined in Section 409A, any severance payments or packages, severance benefits, or other amounts payable under this Agreement, that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) shall be delayed by six months such that the payment is made no earlier than the first date of the seventh month following the Termination Date (or the date of Employee’s death, if earlier).

(c)To ensure satisfaction of the requirements of Section 409A(b)(3), assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(d)Company hereby informs Employee that the federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Employee hereby acknowledges that Company has advised him that Employee should consult with Employee’s own personal tax or financial advisor in connection with this Agreement and its tax consequences. Employee understands and agrees that Company has no obligation and no responsibility to provide Employee with any tax or other legal advice in connection with this Agreement. Employee agrees that Employee shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement, and fully indemnifies and holds Company harmless therefor.
(e)For purposes of Section 409A, any right to receive a series of installments under this Agreement shall be treated as a right to a series of separate payments.

(f)Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

13.Limitation on Parachute Payments.

(a)In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock awards.

(b)Unless the Company and Employee otherwise agree in writing, any determination required under this Section 13 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes and may be relied upon by the Company. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Employee shall provide to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 13. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13.

14.Attorneys’ Fees. The prevailing Party in any dispute or claim relating to or arising out of this Agreement shall be entitled to recover from the losing Party all fees and expenses of any nature or kind (including, without limitation, attorney’s fees and expenses) incurred in any such dispute or claim.

15.Interpretation; Venue. The Company and Employee agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas, without giving effect to conflicts of law principles. The trial courts of the County of Harris, State of Texas, and the United States District Court for the Southern District of Texas are courts of competent jurisdiction, and the Parties agree to submit to the jurisdiction of those courts, as applicable.

16.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, Employee shall not have the right to sell, assign, pledge, hypothecate, donate or otherwise transfer any of Employee’s rights, obligations or benefits hereunder.

17.Third-Party Beneficiary. The Parties expressly acknowledge and agree that PROS Holdings shall be deemed to be a third-party beneficiary with respect to the terms and provisions of this Agreement and shall be entitled to enforce the terms and provisions hereof.

18.Entire Agreement. This Agreement constitutes the entire employment agreement between the Company and Employee regarding the terms and conditions of Employee’s employment, with the exception of that certain Stock Option Agreements (the “Option Agreement”) previously entered into between Employee and the Company and that certain Employee Inventions and Proprietary Rights Assignment Agreement, dated January 11, 1999, between the Company and Employee (the “Assignment Agreement”); provided, however, that the provisions of this Agreement shall control if there exists any conflicting provisions in the Option Agreement or the Assignment Agreement. This Agreement, together with the Option Agreement and the Assignment Agreement, supersedes all prior negotiations, representations or agreements between the Company and Employee, whether written or oral, regarding Employee’s employment by the Company.

19.Severability. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

20.No Representations. Employee acknowledges that Employee is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

21.Notices. All notices requests, reports and other communications pursuant hereto shall be in writing, either by letter (delivered by hand or commercial delivery service or sent by certified mail, return receipt requested) or facsimile, and addressed to the Employee at Employee’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the CEO, or to such other address as either Party may specify by notice to the other actually received. Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is delivered by hand to such Party at its address specified above, or, if sent by certified mail, return receipt requested, postage prepaid, on the third business day following the date it was deposited in the mail, or in the case of facsimile notice, when transmitted addressed as aforesaid, confirmation received, if the notice is also delivered by hand or mail in the manner described above. Any Party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the Party to which it is addressed.

22.Counterparts. This Agreement may be executed in any number of counterparts, provided, however, that each of such counterparts when taken together shall constitute one and the same agreement.

23.Amendments. This Agreement may be modified or amended only by a supplemental written agreement signed by both the Employee and the Company following approval by the Compensation Committee.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

COMPANY: PROS, INC. a Delaware corporation By: /s/ Andres Reiner Name: Andres Reiner Title: President and CEO Date: 6 January 2015
PROS HOLDINGS: PROS HOLDINGS, INC. a Delaware corporation By: /s/ Andres Reiner Name: Andres Reiner Title: President and CEO Date: 6 January 2015
EMPLOYEE: /s/ Charles H. Murphy Charles Murphy

EXHIBIT A
FORM OF GENERAL RELEASE
In consideration for the mutual promises described in that certain Third Amended and Restated Employment Agreement (“Employment Agreement”) executed between PROS, Inc., a Delaware corporation (the “Company”) and Charles Murphy (the “Employee”), the parties enter into the following General Release (“General Release”) and agree as follows:
1.Payment of Severance Package. Notwithstanding anything herein to the contrary, Company agrees to pay Employee the severance package (the “Severance Package”) [or insert: Acceleration Benefit, Bonus Target or COBRA reimbursement, as applicable], as described in the Employment Agreement, in the manner set forth in Sections 5(b) and 5 (c) [or 4(b), 4(c) or 5(d), as applicable ] of the Employment Agreement, as applicable, and continue to abide by the other surviving provisions of the Employment Agreement.

2.Continued Compliance. Employee agrees to continue to abide by the surviving provisions of the Employment Agreement, which is incorporated herein by reference.

3.General Release.

3.1.Subject to Section 1 above, Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as their respective employees, officers, directors, members, managers, stockholders, partners, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the Texas Labor Code (including but not limited to the Texas Civil Rights Act, the Texas Payday Act, and the Texas Minimum Wage Law), the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this General Release.

3.2.Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this General Release and agrees, nonetheless, that this General Release and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

3.3.Employee declares and represents that Employee intends this General Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

4.Indemnification. The Company and Employee agree that Employee is not releasing any claims Employee may have for indemnification under state or other law or any indemnification agreement in effect between Employee and Company as of the Separation Date (as defined below) or the charter, articles or by-laws of the Company, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when Employee was a director, officer or employee of the Company (if any); provided, however, that (i) Employee’s execution of this General Release is not a concession or guaranty that Employee has any such rights to indemnification, (ii) this General Release does not create any additional rights to indemnification and (iii) the Company retains any defenses it may have to such indemnification or coverage.

5.Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this General Release, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.

6.Nondisparagement. Each party agrees that such party will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of such party or any of the other Released Parties.

7.Confidentiality and Return of Company Property. Employee understands and agrees that as a condition of receiving the Severance Package in Paragraph 1, all Company property must be returned to Company on or before the last day of Employee’s employment at Company (“Separation Date”). By signing this General Release, Employee represents and warrants that Employee will have returned to Company on or before the Separation Date, all Company property, data and information belonging to Company and agrees that Employee will not use or disclose to others (other than his attorney under an obligation of confidentiality and to the extent necessary to provide legal advice to Employee regarding any termination his employment for Good Reason) any confidential or proprietary information of Company or the Released Parties. In addition, Employee agrees to keep the terms of this General Release confidential between Employee and Company, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this General Release or its terms with any current or prospective employee of Company.

8.No Admissions. By entering into this General Release, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this General Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9.Older Workers’ Benefit Protection Act. This General Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. 626(f). Employee is advised to consult with an attorney before executing this General Release.

9.1.Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this General Release; (b) Employee has been advised in writing to consult with an attorney before executing this General Release; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this General Release (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this General Release, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

9.2.Revocation/Effective Date. This General Release shall not become effective or enforceable until the eighth day after Employee signs this General Release. In other words, Employee may revoke Employee’s acceptance of this General Release within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by PROS, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, by 5:00 p.m. Central Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this General Release shall become binding and enforceable on the eighth day (the “Effective Date”).

9.3.Preserved Rights of Employee. This General Release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this General Release. In addition, this General Release does not prohibit Employee from challenging the validity of this General Release’s waiver and release of claims under the Age Discrimination in Employment Act of 1967.

10.Severability. In the event any provision of this General Release shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.Full Defense. This General Release may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

12.Governing Law; Forum. The validity, interpretation and performance of this General Release shall be construed and interpreted according to the laws of the United States of America and the State of Texas without giving effect to conflicts of law principles. Employee agrees that any disputes or litigation that may arise with respect to the General Release shall be brought and prosecuted in Harris County, Texas and waives any and all objections to the location of such litigation, including but not limited to objections based on forum non conveniens. In addition, Employee irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Harris County, Texas, as applicable, for any matter arising out of or relating to this General Release.

13.Entire Agreement. This General Release, including the Employment Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This General Release may be amended or modified only with the written consent of Employee and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS GENERAL RELEASE HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS GENERAL RELEASE ON THE DATES SHOWN BELOW.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

COMPANY:

PROS, INC.
a Delaware corporation

By:    /s/ Andres Reiner
Name:    Andres Reiner
Title:    Chief Executive Officer
Date:    April 8, 2014

PROS HOLDINGS:

PROS HOLDINGS, INC.
a Delaware corporation

By:    /s/ Andres Reiner
Name:    Andres Reiner
Title:    Chief Executive Officer
Date:    April 8, 2014

EMPLOYEE:

/s/ Charles Murphy
Charles Murphy

EXHIBIT A
FORM OF GENERAL RELEASE
In consideration for the mutual promises described in that certain Second Amended and Restated Employment Agreement (“Employment Agreement”) executed between PROS, Inc., a Delaware corporation (the “Company”) and Charles Murphy (the “Employee”), the parties enter into the following General Release (“General Release”) and agree as follows:
1.Payment of Severance Package. Notwithstanding anything herein to the contrary, Company agrees to pay Employee the severance package (the “Severance Package”) [or insert: Acceleration Benefit or COBRA reimbursement, as applicable], as described in the Employment Agreement, in the manner set forth in Sections 5(b) and 5 (c) [or 4(c) or 5(e), as applicable] of the Employment Agreement, as applicable, and continue to abide by the other surviving provisions of the Employment Agreement.
2.    Continued Compliance. Employee agrees to continue to abide by the surviving provisions of the Employment Agreement, which is incorporated herein by reference.
3.    General Release.
3.1    Subject to Section 1 above, Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as their respective employees, officers, directors, members, managers, stockholders, partners, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the Texas Labor Code (including but not limited to the Texas Civil Rights Act, the Texas Payday Act, and the Texas Minimum Wage Law), the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this General Release.
3.2    Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this General Release and agrees, nonetheless, that this General Release and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
3.3    Employee declares and represents that Employee intends this General Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
4.    Indemnification. The Company and Employee agree that Employee is not releasing any claims Employee may have for indemnification under state or other law or any indemnification agreement in effect between Employee and Company as of the Separation Date (as defined below) or the charter, articles or by-laws of the Company, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when Employee was a director, officer or employee of the Company (if any); provided, however, that (i) Employee’s execution of this General Release is not a concession or guaranty that Employee has any such rights to indemnification, (ii) this General Release does not create any additional rights to indemnification and (iii) the Company retains any defenses it may have to such indemnification or coverage.

PROS Charles Murphy Second Amended and Restated Employment Agreement    Page 15 of 12

5.    Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this General Release, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.
6.    Nondisparagement. Each party agrees that such party will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of such party or any of the other Released Parties.
7.    Confidentiality and Return of Company Property. Employee understands and agrees that as a condition of receiving the Severance Package in Paragraph 1, all Company property must be returned to Company on or before the last day of Employee’s employment at Company (“Separation Date”). By signing this General Release, Employee represents and warrants that Employee will have returned to Company on or before the Separation Date, all Company property, data and information belonging to Company and agrees that Employee will not use or disclose to others (other than his attorney under an obligation of confidentiality and to the extent necessary to provide legal advice to Employee regarding any termination his employment for Good Reason) any confidential or proprietary information of Company or the Released Parties. In addition, Employee agrees to keep the terms of this General Release confidential between Employee and Company, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this General Release or its terms with any current or prospective employee of Company.
8.    No Admissions. By entering into this General Release, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this General Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
9.    Older Workers’ Benefit Protection Act. This General Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. 626(f). Employee is advised to consult with an attorney before executing this General Release.
9.1    Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this General Release; (b) Employee has been advised in writing to consult with an attorney before executing this General Release; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this General Release (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this General Release, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.
9.2    Revocation/Effective Date. This General Release shall not become effective or enforceable until the eighth day after Employee signs this General Release. In other words, Employee may revoke Employee’s acceptance of this General Release within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by PROS, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, by 5:00 p.m. Central Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this General Release shall become binding and enforceable on the eighth day (the “Effective Date”).
9.3    Preserved Rights of Employee. This General Release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this General Release. In addition, this General Release does not prohibit Employee from challenging the validity of this General Release’s waiver and release of claims under the Age Discrimination in Employment Act of 1967.
10.    Severability. In the event any provision of this General Release shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
11.    Full Defense. This General Release may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.
12.    Governing Law; Forum. The validity, interpretation and performance of this General Release shall be construed and interpreted according to the laws of the United States of America and the State of Texas without giving effect to conflicts of law principles. Employee agrees that any disputes or litigation that may arise with respect to the General Release shall be brought and prosecuted in Harris County, Texas and waives any and all objections to the location of such litigation, including but not limited to objections based on forum non conveniens. In addition, Employee irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Harris County, Texas, as applicable, for any matter arising out of or relating to this General Release.
13.    Entire Agreement. This General Release, including the Employment Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This General Release may be amended or modified only with the written consent of Employee and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
THE PARTIES TO THIS GENERAL RELEASE HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS GENERAL RELEASE ON THE DATES SHOWN BELOW.